EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the class A ordinary shares, par value $0.001 per share, of RYB Education, Inc., a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 14, 2023.

Yanlai Shi

/s/ Yanlai Shi

Bloom Star Limited

By:	/s/ Yanlai Shi

Name:	Yanlai Shi
Title:	Director

RYB Education Limited

By:	/s/ Yanlai Shi
Name:	Yanlai Shi
Title:	Director